EXHIBIT 99.1

Quanex Corporation Quarterly Update -- Fiscal Third Quarter 2006

Expects Diluted EPS From Continuing Operations of $1.05 - $1.09 After a $0.07 Per Share Non-Cash LIFO Charge

HOUSTON, July 20, 2006 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report fiscal third quarter 2006 diluted earnings per share from continuing operations in a range of $1.05 to $1.09 when it reports results on August 24, 2006. Quanex noted that today's guidance includes a provision for a non-cash LIFO charge of $0.07 per share. The LIFO charge stems from a substantial rise in the price of LME aluminum ingot associated with the aluminum sheet business. The Company stated that its actual financial performance, excluding the LIFO adjustment, is expected to be consistent with its June 1, 2006, guidance of $1.10 - $1.16 diluted earnings per share from continuing operations.

The Vehicular Products segment, whose primary drivers are North American light vehicle builds and heavy duty truck builds, expects to report higher net sales but, as anticipated, lower operating income in the quarter due to more moderate raw material surcharges compared to a year ago. Steel bars shipped in the third quarter are expected to exceed year-ago tons by some 12%.

The Building Products segment, whose primary drivers are U.S. housing starts and remodeling activity, expects to report best ever net sales and operating income for any quarter due to strong aluminum sheet shipments and material spread.

The Company also announced it purchased 1,042,200 shares of its outstanding common stock during the quarter at an average price of $38.78 and has approximately 675,000 additional shares still authorized under its repurchase program.

Figures in this press release reflect the Company's 3 for 2 stock split in the form of a stock dividend effective March 15, 2006. Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this press release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2005, under the Securities Exchange Act of 1934, in particular, the sections titled "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
            713-877-5327
          Valerie Calvert
            713-877-5305